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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               ----------------

                                 SCHEDULE 13G


                                (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                         (Amendment No. _____________)*

                         PILOT NETWORK SERVICES, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  721596-10-4
                     ------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]  Rule 13d-1(b)

       [_]  Rule 13d-1(c)

       [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO.  721596-10-4            13G                    PAGE 2 OF 5 PAGES
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      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

      WILLIAM B. ELMORE

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      NOT APPLICABLE                                            (b) [_]

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 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES OF AMERICA

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                          SOLE VOTING POWER
                     5
     NUMBER OF            1,026,916 (AS OF DECEMBER 31, 1998)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,026,916 (AS OF DECEMBER 31, 1998)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,026,916 (AS OF DECEMBER 31, 1998)

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      7.6% (AS OF DECEMBER 31, 1998)

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      TYPE OF REPORTING PERSON*
12
      IN

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                               *SEE INSTRUCTIONS
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  CUSIP NO.  721596-10-4            13G                    PAGE 3 OF 5 PAGES
--------------------------                               ---------------------

Item 1(a).     Name of Issuer:

                        PILOT NETWORK SERVICES, INC.
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Item 1(b).     Address of Issuer's Principal Executive Offices:

                        1080 MARINA VILLAGE PARKWAY, ALAMEDA, CA  94501
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Item 2(a).     Name of Person Filing:

                        WILLIAM B. ELMORE
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Item 2(b).     Address of Principal Business Office or, if none, Residence:

                        c/o FOUNDATION CAPITAL, 75 WILLOW ROAD, SUITE #103, MENLO PARK, CA 94025
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Item 2(c).     Citizenship:

                        UNITED STATES OF AMERICA
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Item 2(d).     Title of Class of Securities:

                        COMMON STOCK
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Item 2(e).     CUSIP Number:

                        721596-10-4
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Item 3.   If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-
2(c), check whether the person filing is a:

          Not Applicable.

Item 4.   Ownership.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a) Amount Beneficially Owned:

                  1,026,916 (AS OF DECEMBER 31, 1998)
              -----------------------------------------------------------------

          (b) Percent of Class:

                  7.6% (AS OF DECEMBER 31, 1998)
              -----------------------------------------------------------------

          (c) Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote

                    1,026,916 (AS OF DECEMBER 31, 1998)
                    -----------------------------------

              (ii)  Shared power to vote or to direct the vote

                    -0-
                    -----------------------------------

              (iii) Sole power to dispose or to direct the disposition of

                    1,026,916 (AS OF DECEMBER 31, 1998)
                    -----------------------------------

              (iv)  Shared power to dispose or to direct the disposition of

                    -0-
                    ------------------------------------
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  CUSIP NO.  721596-10-4            13G                    PAGE 4 OF 5 PAGES
--------------------------                               ---------------------

Item 5.        Ownership of Five Percent or Less of a Class.

                Not Applicable.

Instruction:  Dissolution of a group requires a response to this item.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

                Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

                Not Applicable.

Item 9.        Notice of Dissolution of Group.

                Not Applicable.

Item 10.       Certification.

                Not Applicable.
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  CUSIP NO.  721596-10-4            13G                    PAGE 5 OF 5 PAGES
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                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February 8, 1999
                                        ----------------------------------------
                                                          Date

                                                  /s/ William B. Elmore
                                        ----------------------------------------
                                                        Signature

                                                    WILLIAM B. ELMORE
                                        ----------------------------------------
                                                       Name/Title


  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

  Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).